Exhibit (a)(1)(A)

SOUTHWEST GEORGIA FINANCIAL CORPORATION

September 15, 2006

Dear Shareholders:

Enclosed are materials related to the recent announcement by the Southwest Georgia Financial Corporation Board of Directors to begin a tender offer on September 18, 2006, for the repurchase of up to 575,000 shares of our outstanding common stock, subject to possible increase for the purchases of small lots of less than 500 shares. The Offer to Purchase document included in this mailing provides the specific details of this tender offer, and we encourage you to review it carefully.

For several years, we have been exploring and assessing a number of strategic alternatives for utilizing our excess capital resources to provide maximum shareholder value. In January of 2006, we retained Keefe, Bruyette & Woods, Inc. to assist us in conducting a full review of the alternatives, including potential merger and acquisition opportunities. Based on the outcomes of this review and other considerations, the Board believes that a tender offer will provide the best opportunity for us to utilize our excess capital while allowing shareholders to liquidate or diversify their holdings without depressing the market share price. We believe current market conditions make this an attractive time to repurchase a portion of our shares.

This tender offer gives our shareholders an opportunity to sell all or a portion of their holding at a price above recent market prices without the usual transaction costs. Those shareholders who do not take part in this offer should realize a proportionate increase in their equity interest and in our future earnings.

Again, please review the details of the tender offer in the Offer to Purchase document enclosed. If you are interested in participating, please follow the instructions provided in the Letter of Transmittal or Notice of Guaranteed Delivery, depending on your circumstances. If you have any questions or require additional copies of the documentation, please contact Keefe, Bruyette & Woods, the Information Agent, directly at 1-877-298-6520.

Sincerely,

DeWitt Drew
President & CEO
Southwest Georgia Financial Corporation

SOUTHWEST GEORGIA FINANCIAL CORPORATION

201 First Street SE
Moultrie, Georgia 31768

Offer to Purchase for Cash
Up to 575,000 Shares of its Common Stock
at a Purchase Price
of $23.00 per Share, Net

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, OCTOBER 13, 2006, UNLESS THE OFFER IS EXTENDED.

Southwest Georgia Financial Corporation, a Georgia bank holding company (the “Company”), hereby invites its shareholders to tender shares of its common stock, par value $1.00 per share (the “Shares”), to the Company at a price of $23.00 per Share, net to the seller in cash, without interest thereon (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”), which, together with the Offer to Purchase as they may be amended or supplemented from time to time, are referred to herein as the “Offer”.

The Company will, upon and subject to the conditions of the Offer, purchase up to 575,000 Shares properly tendered and not properly withdrawn at the Purchase Price, subject to possible increase by the number of Shares purchased from a person (a “Small Lot Holder”) who owns, beneficially or of record, an aggregate of fewer than 500 Shares (a “Small Lot”) in excess of their pro rata amount in the event of an oversubscription of the Offer. All Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, provided that if more than 575,000 Shares are validly tendered, the Company will purchase Shares, other than Shares tendered by Small Lot Holders, on a pro rata basis. Shares not purchased because of proration or because of the limit on the purchase of Small Lots will be returned. See Section 14, “Extension of the Offer; Termination; Amendment”. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain other conditions. See Section 6, “Certain Conditions of the Offer”.

The Shares are traded under the symbol “SGB” on the American Stock Exchange (“AMEX”). On September 14, 2006, the last sale price of the Shares as reported by the AMEX was $19.40 per share. Shareholders are urged to obtain current market quotations for the Shares. See Section 7, “Price Range of Shares; Dividends”.

The Board of Directors of the Company has approved the Offer. However, neither the Company nor its Board of Directors is recommending that any shareholders tender or refrain from tendering any Shares.  The Company’s executive officers and directors have indicated to the Company that they intend to tender at least 91,310 Shares and possibly up to 109,310 Shares pursuant to the Offer. See Section 10.

TO PROPERLY TENDER SHARES, SHAREHOLDERS MUST COMPLETE, SIGN, AND DELIVER THE LETTER OF TRANSMITTAL.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to Keefe, Bruyette and Woods, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase.

September 15, 2006

IMPORTANT

Any shareholder wishing to tender all or any part of such shareholder’s Shares should either (1) complete and sign a Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and in Section 1, “Terms of the Offer”, and (a) mail or deliver such Letter of Transmittal, together with any required signature guarantee and any other required documents, to American Stock Transfer & Trust Company (the “Depositary”), and mail or deliver the certificates for such Shares to the Depositary (together with any other documents required by the Letter of Transmittal) or (b) tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 “Procedures for Tendering Shares”, or (2) request such shareholder’s broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such person if they desire to tender their Shares. Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or whose other required documents cannot be delivered to the Depositary by the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 “Procedures for Tendering Shares”.

TABLE OF CONTENTS

		Page			Page
Summary		1	8.	Source and Amount of Funds	16
Background and General		3	9.	Certain Information Concerning the Company	17
The Tender Offer		5
1.	Terms of the Offer	5	10.	Interests of Directors and Officers; Transactions and Arrangements Concerning Shares	19
2.	Purpose of the Offer; Certain Effects of the Offer	7	11.	Effects of the Offer on the Market for Shares; Registration Under the Exchange Act	20
3.	Procedures for Tendering Shares	9	12.	Certain Legal Matters; Regulatory Approvals	20
4.	Withdrawal Rights	12	13.	Certain United States Federal Income Tax Consequences	21
5.	Purchase of Shares and Payment of Purchase Price	13	14.	Extension of the Offer; Termination; Amendment	23
6.	Certain Conditions of the Offer	14	15.	Fees and Expenses	23
7.	Price Range of Shares; Dividends	16	16.	Miscellaneous	24

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

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SUMMARY

The following summary contains basic information about the Offer. It may not contain all the information that is important to you. For a more complete understanding of the Offer, you should read this entire document and the documents referred to herein.

The Company

The Company is a publicly held, Georgia bank holding company, with total assets of approximately $309 million, headquartered in Moultrie, Colquitt County, Georgia. The Company’s primary subsidiary is Southwest Georgia Bank, a Georgia-chartered bank that began operations in 1928 (the “Bank”), and which offers comprehensive financial services to consumer, business and governmental customers. The Bank facilities include its main office in Moultrie, Georgia and branch offices in Baker, Thomas and Worth Counties, all located in southwestern Georgia. In addition to conventional banking services, the Bank provides investment planning and management, trust management, commercial mortgage banking, and commercial and individual insurance products. Insurance products are provided by the Bank through Southwest Georgia Insurance Services, which has an office in Colquitt County. Commercial mortgage banking is provided by the Bank through Empire Financial Services, Inc., a mortgage banking services firm headquartered in Milledgeville, Georgia.

Summary Term Sheet

The Company is providing the following summary term sheet for your convenience. It highlights certain material information contained in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. The Company urges you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. References to the sections of this Offer to Purchase where you will find a more complete discussion are included.

Number of Shares
The Company will purchase up to 575,000 Shares, subject to possible increase by the number of Shares purchased from Small Lot Holders in excess of their pro rata amount in the event of an oversubscription of the Offer. See Section 1, “Terms of the Offer”.

Purchase Price	The Purchase Price of all Shares purchased will be $23.00 per Share.

How to Tender Shares	See Section 3, “Procedure for Tendering Shares”. Contact the Information Agent or consult your broker for assistance.

Proration
If the aggregate number of Shares properly tendered and not properly withdrawn exceeds 575,000, certain tendered Shares will be subject to proration. See Section 1, “Terms of the Offer — Proration and Calculation of Total Shares Tendered”.

Brokerage Commissions
There is no brokerage commissions for registered shareholders who tender their Shares directly to the Depositary. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary.

Stock Transfer Tax	There is no stock transfer tax if payment of the Purchase Price is made to the registered holder of Shares.

Expiration Date	The Offer will expire on Friday, October 13, 2006, at 5:00 P.M., Eastern Time, unless the Offer is extended by the Company. See Section 14, “Extension of the Offer; Termination; Amendment”.

Payment Date
As soon as practicable after the expiration of applicable withdrawal rights, payment of the Purchase Price in cash, without interest, will be distributed to those shareholders properly tendering and not properly withdrawing their Shares.

Purpose of the Offer
The Board of Directors of the Company, with the assistance of management and outside advisors, reviewed a variety of alternatives for using the Company’s excess capital resources, including potential merger and acquisition opportunities. However, in the opinion of the Board of Directors, no appropriate opportunities that would enhance value for the Company’s shareholders were available. The Board of Directors believes that repurchasing Shares is a prudent use of the Company’s resources and an effective means of providing value to the Company’s shareholders. See Section 2, “Purpose of the Offer; Certain Effects of the Offer”.

Position of the Board of Directors
The Board of Directors has approved the Offer. However, the Board of Directors is not recommending that any shareholder tender or refrain from tendering any Shares. The Company’s executive officers and directors have indicated to the Company that they intend to tender at least 91,310 Shares and possibly up to 109,310 Shares pursuant to the Offer. See Section 10.

Withdrawal Rights
Tendered Shares may be withdrawn at any time prior to 5:00 P.M., Eastern Time, on Friday, October 13, 2006, unless the Offer is extended by the Company and such Shares are tendered after Friday, October 13, 2006. Thereafter, tenders are irrevocable, except that they may be withdrawn after 5:00 P.M., Eastern Time, on Monday, November 13, 2006, unless previously accepted for payment. See Section 4, “Withdrawal Rights”.

Small Lots
There will be no proration of Shares tendered by any shareholder owning, beneficially or of record, a Small Lot, or a greater number of shares which would result in the issuance of a Small Lot pursuant to proration, unless the cost of purchasing all such Small Lots would exceed $575,000, if the shareholder validly tenders all such Shares. See Section 1, “Terms of the Offer”.

BACKGROUND AND GENERAL

Southwest Georgia Financial Corporation, a Georgia bank holding company (the “Company”), hereby invites its shareholders to tender shares of its common stock, par value $1.00 per share (the “Shares”), to the Company at a price of $23.00 per Share, net to the seller in cash, without interest thereon (the “Purchase Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”), which, together with the Offer to Purchase as they may be amended or supplemented from time to time, are referred to herein as the “Offer”.

The Company will, upon and subject to the conditions of the Offer, purchase up to 575,000 Shares properly tendered and not properly withdrawn at the Purchase Price, subject to possible increase by the number of Shares purchased from a person (a “Small Lot Holder”) who owns, beneficially or of record, an aggregate of fewer than 500 Shares (a “Small Lot”) in excess of their pro rata amount in the event of an oversubscription of the Offer. All Shares properly tendered and not properly withdrawn will be purchased at the Purchase Price, provided that if more than 575,000 Shares are validly tendered, the Company will purchase Shares, other than Shares tendered by Small Lot Holders, on a pro rata basis.

Shares not purchased because of proration will be returned unless the amount of Shares to be returned is less than 500 Shares, in which case the Company will purchase such Shares to avoid the creation of any Small Lots as a result of the proration of validly tendered Shares. However, if the total required to purchase all such Small Lots, whether tendered or otherwise resulting from proration, exceeds $575,000, such amount will be allocated to the purchase of Small Lots in a manner designed to reduce such Small Lots to the lowest practicable number of Small Lot shareholders as determined solely in the Company’s discretion.

Reasons for the Offer

The Company has been exploring various expansion opportunities for several years. Management and the Board of Directors of the Company periodically review a variety of alternatives for using the Company’s excess capital resources, including potential merger and acquisition opportunities. Over the past decade, the Company has consummated two acquisitions, the Thomas County branch acquisition in 1998 and the acquisition of First Bank Holding Company, Inc. and its subsidiary bank, Sylvester Banking Company in 2004. The Company has realized limited growth in recent years because of a lack of deposit growth and loan demand in its markets. The Company’s continued accumulation of earnings in excess of dividends in the absence of meaningful growth has resulted in capital levels substantially above minimum legal requirements or business requirements consistent with optimal capital utilization.

The Company is also aware of changes in its shareholder base that have occurred in the last several years. Shares have been transferred among family members resulting in many shareholders with relatively small holdings and shareholders who do not reside in the Company’s markets and who have limited interests in the communities served by the Company. In addition, former Company employees have retired and received distributions from the Company’s Employee Stock Ownership Plan (the “ESOP”) or are nearing retirement and may begin taking distributions from the ESOP. Those employees often have investment concentrations in Company Shares inconsistent with conservative principles of investment diversification applicable to retirement resources. The Shares were listed on AMEX in part to address these considerations. Though the Shares have been listed on AMEX since August of 1996, the listing has not provided the liquid market for the Shares that the Company hoped because of limited trading volumes.

In an effort to address these issues, the Company announced in January of 2006 that it had retained Keefe, Bruyette & Woods, Inc. to assist the Company in conducting a full review of the Company’s strategic alternatives for maximizing shareholder value without adversely affecting the Company’s other constituencies in the communities it serves. In connection with this review, the Company distributed solicitation materials to a select group of larger financial institutions which management believed might be prepared to acquire the Company and continue to operate the Company as a community focused financial institution, retaining most of the Company’s personnel. No serious indication of interest was received from any of the solicited institutions.

As an alternative, the Board of Directors determined that it should conduct a tender offer repurchase of a significant number of its outstanding Shares. The Company believes that a tender offer will provide the best opportunity for the Company to utilize excess capital resources in a transaction structure that will allow shareholders to liquidate or diversify their holdings, without depressing the prices as the sale on the AMEX market of a significant number of Shares might do.

On August 1, 2006, the Company’s Board of Directors approved the Offer and authorized the Company to proceed with preparation for the Offer, with the Board of Directors selecting the ultimate dates for commencement and expiration of the Offer and setting the final pricing terms in light of trading price information immediately preceding commencement of the Offer. On September 12, 2006, the Board of Directors set the final terms of the Offer.

The Company believes that the Offer will result in a balance sheet and capital structure more appropriate for the size and volume of the Company’s current operations. The Company believes that the use of funds for the Offer will have no adverse impact on its ability to continue its business operations at current levels and to expand its business activities if attractive opportunities arise in the foreseeable future. The Company’s Board of Directors also believes that the Company’s financial condition and outlook, as well as current market conditions (including recent trading prices of the Shares), make this an attractive time to repurchase a portion of the Shares.

The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to sell those Shares for cash, at a price above recent market prices, without the usual transaction costs associated with open market sales and without the risk that an attempt to sell a significant number of Shares might depress the market prices for Shares. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company’s future earnings and assets, subject to the Company’s right to issue additional Shares and other equity securities.

Forward-Looking Statements

Certain statements and information contained in this Offer to Purchase, including, but not limited to, Sections 2, “Purpose of the Offer; Certain Effects of the Offer”, and 9, “Certain Information Concerning the Company”, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Those statements involve numerous risks and uncertainties. Typically, such information or statements contain the words “believes”, “anticipates”, “intends”, “expects”, or similar words. In any event, any information or statements made in this Offer to Purchase that are not statements of historical fact are forward-looking statements. Such forward-looking statements in this Offer to Purchase, and others that the Company or its representatives make, are based on a number of assumptions and involve risks and uncertainties. Consequently, actual results could differ materially. For information as to the factors which could cause such results to differ, see “Certain Matters Regarding Forward Looking Statements” as well as “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. See “Background and General — Additional Information”.

Additional Information

The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities Exchange Commission (the “Commission”) relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Copies of such material may also be obtained by mail, upon payment of the Commission’s customary charges, from the Public Reference Section of the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

THE TENDER OFFER

Section 1. Terms of the Offer

The Company invites its shareholders to tender Shares to the Company at the Purchase Price of $23.00 per Share, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal. The Company will, upon and subject to the conditions of the Offer, purchase up to 575,000 Shares at the Purchase Price. All Shares properly tendered and not properly withdrawn will be purchased, provided that if more than 575,000 Shares are validly tendered, the Company will purchase the Shares on a pro rata basis. Except that the Company will purchase up to $575,000 of additional Shares from shareholders to eliminate existing Small Lots and to avoid the creation of any further Small Lots as a result of the proration of validly tendered Shares. Shares not purchased because of proration or because of the limit on the purchase of Small Lots will be returned.

This Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of the Shares, and are being furnished to brokers, banks, and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

General. Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 575,000 Shares (the “Maximum Purchase Amount”) as are properly tendered (and not properly withdrawn in accordance with Section 4, “Withdrawal Rights”) prior to the Expiration Date (as defined below) at $23.00 per Share, net to the seller in cash, without interest thereon. If a number of Shares exceeding the Maximum Purchase Amount is properly tendered and not properly withdrawn by the Expiration Date (an “Oversubscription”), the purchase of Shares by the Company will be subject to proration, except that the Company will purchase up to $575,000 of additional Shares (the “Small Lot Additional Purchase Amount”) from shareholders to eliminate existing Small Lots and to avoid the creation of any further Small Lots as a result of the proration of validly tendered Shares.

The Offer is not conditioned on the tender of any minimum number of Shares, but is subject to certain other conditions. See Section 6, “Certain Conditions of the Offer”.

Shares properly tendered pursuant to the Offer and not properly withdrawn will be purchased upon the terms and subject to the conditions of the Offer, including the proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering shareholders at the Company’s expense as promptly as practicable following the Expiration Date, except that the Company will purchase up to $575,000 of additional Shares from shareholders to eliminate existing Small Lots and to avoid the creation of any further Small Lots as a result of the proration of validly tendered Shares.

Tendering shareholders who hold Shares in their own name and who tender their Shares directly to the Depositary will not be required to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares through brokers or banks should consult with their brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. Any tendering shareholder or other payee who fails to complete, sign, and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal may be subject to required Federal income tax backup withholding of 28% of the gross proceeds payable to the tendering shareholder or other payee pursuant to the offer. See Section 3, “Procedures For Tendering Shares”. The Company will pay all fees and expenses of the Information Agent and the Depositary incurred in connection with the Offer. See Section 15, “Fees and Expenses”.

“Expiration Date” means 5:00 P.M., Eastern Time, on Friday, October 13, 2006, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. If (a) the Company increases or decreases the price to be paid for Shares, or increases or decreases the number of Shares being sought in the Offer, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent, or given in the manner specified in Section 14, “Extension of the Offer; Termination; Amendment”, then the Offer will be extended until the expiration of such period of ten business days. See Section 14, “Extension of the Offer; Termination; Amendment”, for a description of the Company’s right to extend, delay, terminate, or amend the Offer.

Priority of Purchases. If there is an Oversubscription of the Offer - that is, more than the Maximum Purchase Amount has been properly tendered and not properly withdrawn prior to the Expiration Date - the Company will purchase properly tendered Shares on the basis set forth below:

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First, the Company will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares). The Company will increase the number of Shares purchased above the Maximum Purchase Amount by the number of Small Lot Shares tendered or resulting from proration that exceeds the amount that would have been purchased from Small Lot Holders on a pro rata basis.

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Second, the Company will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date by any Small Lot Holder who tenders all Shares owned beneficially or of record (tenders of less than all the Shares owned by such Small Lot Holder will not qualify for this preference), and all Shares which, as a result of proration, would cause issuances of further Small Lots. However, these Small Lot purchases in excess of amounts resulting from proration shall be subject to, and shall not exceed, the Small Lot Additional Purchase Amount.

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Third, if the Small Lot Additional Purchase Amount is exceeded - that is, more than the Small Lot Additional Purchase Amount would be required to purchase all Small Lots resulting from proration - the Company will allocate the Additional Purchase Amount of $575,000 in a manner designed to reduce the Small Lots to the lowest practicable number of Small Lot Holders, as determined solely in the Company’s discretion.

The Company will return any Shares not purchased as promptly as practicable.

Small Lots. As described above, Small Lots will be accepted for payment in full without regard to the proration, if any, of the purchase of other tendered Shares and the Company will purchase up to $575,000 of additional Shares from shareholders to eliminate Small Lots or to avoid the creation of any new Small Lot Holders as a result of the proration of validly tendered Shares. The preference for Small Lot Holders in the event of an Oversubscription will not be available to partial tenders or to beneficial or record holders of an aggregate of 500 or more Shares, even if these holders have separate accounts or certificates representing fewer than 500 Shares, unless the number of Shares held by such shareholders falls below an aggregate of 500 Shares as a result of proration.

Proration and Calculation of Total Shares Tendered. If there is an Oversubscription of the Offer - that is, more than the Maximum Purchase Amount has been properly tendered and not properly withdrawn prior to the Expiration Date - Shares will be accepted subject to proration based on the respective numbers of Shares so tendered by shareholders. The Company will determine the number of Shares properly tendered and the applicable proration factor as soon as practicable following the Expiration Date.

In Box A of the Letter of Transmittal, shareholders are instructed to tender a specific and definite number of Shares (in the aggregate, the “Tendered Amount”). If all shareholders were to tender all of their Shares, the Offer would be oversubscribed and, excluding the effect of Small Lot Holders, the proration factor would be 18% of both the number of Shares tendered and the number of Shares outstanding (the latter as of September 14, 2006, assuming no exercise of any stock options or warrants or other rights for the purchase of Shares that are presently exercisable or that will be exercisable prior to the Expiration Date of the Offer).

Accordingly, calculating the number of Shares tendered may require a two-step process. In the first step, the Tendered Amount will be reviewed in comparison with the Maximum Purchase Amount. If the Tendered Amount is equal to or less than the Maximum Purchase Amount, there will be no Oversubscription, and all such Shares can be accepted for payment. However, if the Tendered Amount is greater than the Maximum Purchase Amount, there will be an Oversubscription, and a second step will be applied. In the second-step, the proration factor will be applied to calculate the number of Shares deemed to be accepted for tender.

The Company expects that it will be able to announce the final proration factor and commence payment as soon as practicable after the expiration of applicable withdrawal rights, but in any event, no later than seven business days after the Expiration Date. The preliminary results of the Offer will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary information, including about possible proration calculations, from the Information Agent.

As described in Section 13, “Certain United States Federal Income Tax Consequences”, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the federal income tax consequences to the shareholder of such purchase and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. Each shareholder should consult his or her own tax advisor as to the particular federal income tax consequences to that shareholders of tendering Shares pursuant to the Offer, and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

Section 2. Purpose of the Offer; Certain Effects of the Offer

Purpose of Offer. The Company considered various alternatives for utilizing its excess capital resources, including, potential merger and acquisition opportunities, as described in “Background and General - Reasons for the Offer”. However, management determined that none of the alternatives currently available to the Company were consistent with the Company’s other priorities; specifically, its obligations to all its constituencies in the communities it serves. Management subsequently determined that an issuer tender offer provided the best opportunity for the Company to utilize its excess capital resources, in a transaction structure that will allow its shareholders to liquidate or diversify their holdings, while also allowing shareholders to sell a large block of Shares without depressing the market prices for the Shares as the sale on the AMEX market of a significant number of Shares might do.

The Company’s current capital levels are substantially above minimum legal requirements or business requirements consistent with optimal capital utilization by the Company. After evaluating a variety of alternatives, the Company is making this Offer because it believes that repurchasing a significant number of its Shares is a prudent use of the Company’s excess capital resources and an effective means of providing value to the Company’s shareholders. The Company believes the purchase of Shares at the Purchase Price will achieve a number of objectives, including:

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providing value to those shareholders who determine not to accept the Offer who, as a result, will realize a proportionate increase in their relative equity interest in the Company, and thus in the Company’s future earnings and assets, subject to the Company’s right to issue additional Shares and other equity securities;

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affording to those shareholders who desire liquidity an opportunity to sell a significant amount of Shares at a price above recent market prices and without the usual transaction costs associated with open market sales and without the risk of depressing the market prices as the sale of a significant number of Shares might do;

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reconfiguring the Company’s balance sheet to provide both a higher return on equity and a capital structure more appropriate for the size and volume of the Company’s current operations. The Company believes that the use of funds for the Offer will have no adverse impact on the Company’s ability to continue its business activities at its current levels and to expand such activities if attractive opportunities arise in the foreseeable future; and

•	allowing shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company.

The funds required to complete the Offer and pay related expenses will be provided from cash currently available to the Company. The Offer is not subject to the Company’s receipt of financing. See Section 8, “Source and Amount of Funds”.

Certain Effects of the Offer. The Offer also presents some potential risks and disadvantages to the Company and its continuing shareholders, such as:

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The Offer will reduce the Company’s capital levels; however, the Company expects that the decreased capital will continue to be adequate as measured by government regulations for a “well capitalized” financial institution. However, this reduced capital level could limit the Company’s ability to participate in future acquisitions and growth opportunities, or to support additional stock repurchases in the future.

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The Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders of the Company. These reductions may reduce the volume of trading in the Shares and may result in reduced liquidity in the trading of the Shares following the completion of the Offer. Nonetheless, there will be approximately 2,657,028 Shares remaining outstanding after the Offer (assuming the maximum number of Shares are purchased), which the Company believes will be a sufficient number of outstanding Shares publicly traded to ensure a continued trading market in the Shares.

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Shareholders may be able to sell non-tendered Shares in the future on AMEX or otherwise, at a net price higher or lower than the purchase price in the Offer. No assurance can be given as to the price at which a shareholder may be able to sell such Shares in the future.

•
The Company may in the future purchase additional Shares on the open market, in private transactions, through tender offers, or otherwise, subject to the approval of the Board of Directors. However, Rule 13e-4 under the Exchange Act prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company’s business and financial position, and general economic and market conditions.

•
Shareholders who tender all of their Shares will not be able to participate in any dividends declared by the Company that are payable to shareholders of record on a date after the completion of the Offer. Shareholders who retain an equity interest in the Company will continue to be shareholders of the Company with the attendant risks and rewards associated with owning the Shares.

Shares that the Company acquires pursuant to the Offer will cease to be outstanding for any purpose, and will be canceled and restored to the status of authorized but unissued, so that they thereafter will be available for the Company to issue for any and all lawful corporate purposes, such as the exercise of options, the acquisition of other businesses, the raising of additional capital for use in the Company’s business, and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company; however, any such issuance (except as required by applicable law or the rules applicable to companies with shares traded on the AMEX or any other securities exchange on which the Shares may be listed) would not require approval by the shareholders.

Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in:

•
the acquisition by any person of additional securities of the Company or the disposition of securities of the Company (except that the Company continues to engage in discussions of potential transactions to increase shareholder value that will have no adverse impact on the Company’s ability to continue its business operations at current levels);

•	an extraordinary corporate transaction, such as a merger or other acquisition of the Company or liquidation, involving the Company or any of its subsidiaries;

•	a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any change in the present Board of Directors or management of the Company;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any other material change in the Company’s corporate structure or business;

•	any change in the Company’s charter, bylaws or other governing instruments or other actions that may impede the acquisition of control of the Company by any person;

•
a class of equity security of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an inter-dealer quotation system of a registered national securities association;

•	a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

•	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.

Although the Company currently does not have any plans that relate to or would result in any of the events discussed above, the Company may continue to evaluate and engage in discussions regarding opportunities for increasing shareholder value and may undertake or plan actions that relate to or could result in one or more of these events.

The Board of Directors of the Company has approved the Offer. However, the Board of Directors makes no recommendation to shareholders as to whether to tender or refrain from tendering their Shares, and no person is authorized to make any such recommendation on behalf of the Company.  The Company’s executive officers and directors have indicated to the Company that they intend to tender at least 91,310 Shares and possibly up to 109,310 Shares pursuant to the Offer. See Section 10.  Shareholders are urged to evaluate carefully all information in the Offer, consult with their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many shares to tender.

Section 3. Procedures for Tendering Shares

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 P.M., Eastern Time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to the Company. Any such documents delivered to the Company might not be forwarded to the Depositary and, if not, will not be deemed to be properly tendered.

In Box A of the Letter of Transmittal, shareholders will be instructed to tender a specific and definite number of Shares. A shareholder who owns a Small Lot of Shares, and who seeks to qualify for the preferential treatment available to Small Lot Holders in the event of an Oversubscription of the Offer as discussed in Section 1 “Terms of the Offer”, must tender all Shares owned of record or beneficially.

Shareholders who hold Shares through brokers or banks are urged to consult such brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if: (a) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the “Book-Entry Transfer Facility”) whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or (b) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity that is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any other documents required by the Letter of Transmittal. The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering shareholder. If delivery is made by mail, then certified mail with return receipt requested, properly insured, is recommended.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent’s Message (as defined below) and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering Shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce that agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder’s certificates for the Shares are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis), or if time will not permit all required documents to reach the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a)    the tender is made by or through an Eligible Institution;

(b)    the Depositary receives by hand, mail, overnight courier, or facsimile transmission, on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

(c)    the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility [a “Book-Entry Confirmation”]), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Federal Income Tax Backup Withholding. Under the federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (“IRS”), unless the shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. If the Depositary is not provided with the correct taxpayer identification number, a United States Holder (as defined in Section 13 herein) may be subject to penalties imposed by the IRS. If withholding results in an overpayment of taxes, a refund may be obtained. Certain “exempt recipients” (including, among others, certain Non-United States Holders (as defined in Section 13 herein)) are not subject to these backup withholding and information reporting requirements. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. Such forms can be obtained from the Depositary. See Instruction 11 of the Letter of Transmittal.

To prevent federal income tax backup withholding equal to 28% of the gross payments made to shareholders for Shares purchased pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such backup withholding must provide the Depositary with the shareholder’s correct taxpayer identification number and provide certain other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal.

Withholding For Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary will withhold federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent, unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a Non-United States Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary a properly completed and executed IRS Form 4224. The Depositary will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form 1001 or IRS Form 4224) unless facts and circumstances indicate that such reliance is not warranted. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-United States Holder meets those tests described in Section 13 herein that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States holders are urged to consult their own tax advisors regarding the application of federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Return of Tendered Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Options. The Company is not offering, as part of the Offer, to purchase any Options, which term, for purposes of the Offer, includes all outstanding stock options, warrants and other rights to purchase Shares, and no tender of an Option will be accepted. Holders of Options who wish to participate in the Offer must first exercise their Options and purchase Shares in accordance with the terms of such Options, and then tender the Shares pursuant to the Offer. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares that are accepted, and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Depositary, the Information Agent, or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Company’s Acceptance Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to the Company that (a) the shareholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the period during which Shares are accepted (including any extensions thereof), the person so tendering:

•
has a “net long position” equal to or greater than the amount of (x) Shares tendered or (y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange, or exercise, and

•	will deliver or cause to be delivered the Shares in accordance with the terms of the Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

Lost or Destroyed Certificates. Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed must indicate such on the Letter of Transmittal and should promptly notify the Depositary. In such event, the Depositary will forward additional documentation necessary to be completed in order to effectively replace the lost or destroyed certificate(s). See Instruction 10 of the Letter of Transmittal. Shareholders should initiate this process immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required. The Letter of Transmittal and related documents cannot be processed until procedures for replacing lost, destroyed or stolen certificates have been followed.

Tenders by ESOP Participants. ESOP participants are eligible to participate in the Offer. ESOP participants desiring to tender Shares credited to an ESOP account must communicate to the trustee of the ESOP their decision to tender such Shares. Cash received by the ESOP in exchange for such tenders will be credited to ESOP participants’ Non-ESOP accounts under the ESOP. ESOP participants will receive a separate letter explaining in greater detail the how they may tender the Shares credited to their respective ESOP accounts. Also, unlike other shareholders, there are no tax consequences to an ESOP participant’s tendering his or her Shares in the ESOP.

Section 4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 5:00 P.M., Eastern Time, on Monday, November 13, 2006. Shares tendered pursuant to the Offer may be withdrawn subsequent to the Expiration Date if the Offer is extended and the Shares to be withdrawn are tendered after Friday, October 13, 2006. If, prior to the Expiration Date, the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, on the Company’s behalf, retain all Shares tendered. Such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the offer.

Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer, unless the withdrawn Shares are properly retendered prior to the Expiration Date by following one of the procedures described in Section 3, “Procedures for Tendering Shares”.

All questions as to the form and validity (including time of receipt of any notice of withdrawal) will be determined by the Company, in its sole discretion, and such determination will be final and binding. The Company also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder, and such determination will be binding on all shareholders. None of the Company, the Information Agent, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawal of Shares Held in Physical Form. For a withdrawal to be effective, a holder of Shares held in physical form must provide a written notice of withdrawal, in a timely manner, to the Depositary at its address set forth on the back cover of this Offer to Purchase. The notice of withdrawal may be by facsimile and must specify:

•	the name of the person who tendered the Shares;

•	the number of Shares to be withdrawn;

•	the certificate number(s) shown on the particular certificate(s) such Shares;

•
the signature of such shareholder executed in the same manner as the original signature on the Letter of Transmittal, including a signature guarantee by an Eligible Institution, unless the Shares have been tendered for the account of any Eligible Institution; and

•	if the Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares.

Withdrawal of Shares Tendered through Book-Entry. For a withdrawal to be effective, a holder of Shares tendered pursuant to the procedure for book-entry transfer set forth in Section 3, “Procedures for Tendering Shares”, must call his or her broker and instruct the broker to withdraw the tender of shares by debiting the Depositary’s account at the Book-Entry Transfer Facility for all Shares to be withdrawn, and the broker must provide a written notice of withdrawal, in a timely manner, to the Depositary. The notice of withdrawal may be by facsimile and must specify:

•	the name of the person who tendered the Shares;

•	the number of Shares to be withdrawn; and

•	if the Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares.

Section 5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the expiration of applicable withdrawal rights, the Company will purchase and pay the $23.00 per share Purchase Price for all of the Shares accepted for payment and not withdrawn pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered and not properly withdrawn (subject to the proration provisions of the Offer) only when, as, and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which is also serving as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders (in such capacity, the “Paying Agent”).

In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the expiration of applicable withdrawal rights, and the Company expects to be able to announce the final results of any proration and commence payment for Shares purchased no later than approximately seven business days following the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company’s expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will interest on the Purchase Price be paid by the Company by reason of any delay in making payment. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6, “Certain Conditions of the Offer”.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price, unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign, and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal may be subject to required federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 13, “Certain United States Federal Income Tax Consequences”, including such consequences for non-United States holders.

Section 6. Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase, or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance of and payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act regarding prompt payment for or return of Shares, if at any time on or after September 18, 2006 and prior to the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company’s reasonable judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment:

•
Legal Prohibition. The Company shall not be obligated to close the Offer if there shall have been threatened, instituted, or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority, tribunal, or any other person, domestic or foreign, before any court, authority, agency, or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer, or otherwise relates in any manner to the validity of the Offer, or (ii) in the Company’s sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or materially impair the contemplated benefits of the Offer to the Company.

•
Regulatory Prohibition. The Company shall not be obligated to close the Offer if there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency, or tribunal, as the case may be, that, in the Company’s sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company, or (iv) materially and adversely affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries.

•
Material Adverse Change. The Company shall not be obligated to close the Offer if there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities, or other international or national calamity directly or indirectly involving the United States, including, but not limited to, an act of terrorism, (iv) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event that, in the Company’s sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic, or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company’s business, operations, or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on September 14, 2006.

•
Competing Offer. The Company shall not be obligated to close the Offer if a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination, or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced, or made by any person, or if (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity, or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before on September 14, 2006), or (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before on September 14, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares.

•
Change in Control. The Company shall not be obligated to close the Offer if any person, entity or group shall have filed a Notification and Report Form under the Change in Bank Control Act of 1978, as amended, or Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company.

•
Business Change. The Company shall not be obligated to close the Offer if any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects, or stock ownership of the Company or its subsidiaries that, in the Company’s sole judgment, is or may be material to the Company or its subsidiaries.

•
Delisting or Deregistration. The Company shall not be obligated to close the Offer if the Company determines that the consummation of the Offer and the purchase of Shares may cause the Shares to be delisted from the AMEX or to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion prior to the Expiration Date. The Company’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

Section 7. Price Range of Shares; Dividends

The Shares trade on the AMEX under the symbol “SGB”. The following table sets forth, for the periods indicated, the quarterly high and low sales price information as reported on AMEX, and dividends declared per Share. All per Share prices have been adjusted to reflect the Company’s stock split in the form of a 20% dividend effected on November 1, 2004.

Year	High	Low	Dividends
2004
First Quarter	$20.00	$18.12	$0.11
Second Quarter	21.25	19.33	0.11
Third Quarter	24.33	20.08	0.11
Fourth Quarter	23.99	21.58	0.13

2005
First Quarter	$24.00	$22.00	$0.13
Second Quarter	23.25	20.10	0.13
Third Quarter	21.80	19.65	0.13
Fourth Quarter	22.30	20.50	0.13

2006
First Quarter	$25.70	$21.37	$0.13
Second Quarter	24.70	20.00	0.13
Third Quarter (through September 14, 2006	20.35	18.00	---

On September 14, 2006, the last trading date before the announcement of the Offer, the last reported sale price of the Shares was $19.40 per Share. Shareholders are urged to obtain current market quotations for the Shares.

Section 8. Source and Amount of Funds

Assuming that 575,000 Shares are purchased in the Offer, the aggregate purchase price will be approximately $13,225,000. The Company is willing to purchase up to $575,000 of Shares from shareholders to eliminate existing Small Lots and to avoid the creation of any further Small Lots as a result of the proration of validly tendered Shares. The Company expects that fees and expenses for the Offer will be approximately $165,000. The Company intends to pay the aggregate costs of the offering with cash received in connection with a dividend payment from the Bank, and has applied to the Georgia Department of Banking and Finance for approval of the dividend.

Section 9. Certain Information Concerning the Company

General. The Company is a publicly held, bank holding company, organized and existing under the laws of the State of Georgia and registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) pursuant to the Bank Holding Company Act of 1956, as amended. The Company is headquartered in Moultrie, Georgia and has total assets of approximately $309 million. The Company offers comprehensive financial services to consumer, business and governmental customers through its wholly-owned subsidiary Southwest Georgia Bank, a Georgia-chartered bank that began operations in 1928. The Bank facilities include its main office in Moultrie, Georgia and branch offices in Baker, Thomas and Worth Counties, all located in southwestern Georgia. In addition to conventional banking services, the Bank provides investment planning and management, trust management, commercial mortgage banking, and commercial and individual insurance products. Insurance products are provided by the Bank through Southwest Georgia Insurance Services, which has an office in Colquitt County. Commercial mortgage banking is provided by the Bank through Empire Financial Services, Inc., a mortgage banking services firm headquartered in Milledgeville, Georgia. Commercial banking is the primary source of revenue, operating income and assets for the Company.

Financial Information. Certain selected historical and pro forma financial information for the Company, as excerpted or derived from financial information presented in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, or in its Quarterly Report on Form 10-Q for the six months ended June 30, 2006, is set below. Such information is qualified in its entirety by reference to such Forms 10-K and 10-Q, and the other documents, financial information, and related notes contained therein, which have been filed with the Commission and are hereby incorporated by reference. Such reports and other documents may be obtained from the Commission in the manner set forth above under “Background and General — Additional Information”.

Summary Historical Financial Information

The following table provides summary historical financial information with respect to the Company.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004
	(In thousands, except share data)
Results of Operations Data:
Interest Income	$7,789	$7,225	$14,818	$13,822
Non-Interest Income	4,449	3,989	7,865	6,754
Net income	2,303	2,248	4,329	3,865
Earnings per share
Basic	0.71	0.69	1.32	1.19
Diluted	0.70	0.68	1.31	1.18
Weighted average common shares
Basic	3,253	3,272	3,267	3,258
Diluted	3,279	3,302	3,294	3,281

	At June 30,		At December 31,
	2006	2005	2005	2004
	(In thousands, except share data)
Statements of Financial Condition Data:
Cash and due from banks	$ 13,346	$ 9,117	$ 11,699	$ 13,367
Total assets	308,709	300,240	301,274	305,900
Interest-bearing liabilities
Demand deposits	99,789	94,776	94,165	92,846
Time deposits	90,483	89,804	90,769	93,243
Federal funds purchased	0	0	0	0
Other borrowings	35,343	38,457	35,343	38,517
Total interest-bearing liabilities	225,615	223,037	220,277	224,606
Total liabilities	268,269	260,310	261,421	266,948
Total shareholders’ equity	40,440	39,930	39,853	38,952

Book value per share	12.46	12.22	12.23	11.88

Summary Unaudited Pro Forma Financial Information — Tender Offer

The following unaudited pro forma results of operations data of the Company for the six months ended June 30, 2006 gives effect to the Offer, assuming all 575,000 Shares were purchased by the Company as of January 1, 2006, and the following unaudited pro forma statement of financial condition data gives effect the Offer, assuming all 575,000 Shares were purchased by the Company at June 30, 2006. All such data assume no exercise of any outstanding options since June 30, 2006. This summary unaudited pro forma financial information should be read in conjunction with the Company’s historical financial information above.

The Company presents this unaudited pro forma financial information for information purposes only. It does not necessarily indicate the financial position or operating results that would have occurred if all 575,000 Shares were purchased by the Company as of the dates indicated, nor does it necessarily indicate the Company’s future operating results or financial condition.

	Six Months Ended June 30, 2006
	Historical	Adjustments and Eliminations	Pro Forma
	(in thousands, except share data)
Pro Forma Results of Operations Data:
Net income	$2,303	$(307)	$1,996
Earnings per common share
Basic	0.71	0.04	0.75
Diluted	0.70	0.04	0.74

	At June 30, 2006
	Historical	Adjustments and Eliminations	Pro Forma
	(in thousands, except share data)

Pro Forma Statement of Financial Condition Data:
Cash and cash due from banks	$13,346	$(346)	$13,000
Total assets	308,709	(346)	308,363
Total liabilities	268,269	13,036	281,305
Total shareholders’ equity	40,440	(13,382)	27,058
Book value per share:	12.46	(2.33)	10.13
Number of shares outstanding:
Basic	3,246	(575)	2,671
Diluted	3,258	(575)	2,683
Weighted average number of shares:
Basic	3,253	(575)	2,678
Diluted	3,279	(575)	2,704

Section 10. Interests of Directors and Officers; Transactions and Arrangements Concerning Shares

Interests of Directors and Officers. As of September 14, 2006, the Company had 3,232,028 issued and outstanding Shares. The 575,000 Shares that the Company is offering to purchase represents approximately 17.8% of the Shares outstanding on September 14, 2006. As of September 14, 2006, the Company’s directors and named executive officers as a group (10 persons) beneficially owned an aggregate of 460,074 Shares, representing approximately 13.70% of the outstanding Shares, assuming the exercise by such persons of the stock options available to them under the Company’s Key Individual Stock Option Plan and/or Directors and Officers Stock Option Plan. Assuming no exercise of the stock options available to them, such persons owned, as of September 14, 2006, an aggregate of 430,374 Shares, representing approximately 13.32% of the outstanding Shares. Such persons also hold, as of September 14, 2006, an aggregate of 29,700 options that are presently exercisable pursuant to the aforementioned stock option plans, any or all of which could be exercised, and the underlying Shares tendered, in connection with the Offer.  The following table shows, as of September 14, 2006, the aggregate number and percentage of Shares beneficially owned by each person who beneficially owns more than 5% of Company Shares, by each director and named executive officer and by all of the directors and named executive officers as a group.

Name	Title	Number of Shares Beneficially Owned (1)	Percent of Class
The Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation		386,392	11.50%
John H. Clark	Director	111,865	3.33%	(2)
Cecil H. Barber	Director	34,220	1.02%	(3)
DeWitt Drew	Chief Executive Officer, President, Director	20,114	*	(4)
Michael McLean	Director (Chairman)	93,868	2.79%	(5)
Richard L. Moss	Director	36,115	1.07%	(3)
Roy H. Reeves	Director	31,531	*	(3)
Johnny R. Slocumb	Director	48,497	1.44%
C. Broughton Willimas, Jr.	Director	21,869	*	(3)
John J. Cole, Jr.	Executive Vice President of the Corporation and Executive Vice President and Cashier of the Bank	53,685	1.60%	(6)
J. David Dyer, Jr.	Senior Vice President of the Corporation and Bank, Chief Executive Officer and President of Empire Financial Services, Inc.	8,310	*
All Directors and Named Executive Officers as a Group (10 persons)		460,074	13.70%
____________________________
* Indicates less than one percent (1%).

(1)   Based on 3,232,028 Shares outstanding as of September 14, 2006, which includes shares underlying outstanding stock options exercisable within 60 days of the record date, which are deemed to be outstanding for purposes of calculating the percentage owned by a holder.

(2)   Includes 33,817 shares owned of record by Mr. Clark’s wife as to which Mr. Clark disclaims beneficial ownership.

(3)   Includes 3,300 presently exercisable stock options.

(4)   Includes (i) 3,946 shares allocated to the account of Mr. Drew in the Employee Stock Ownership Plan and Trust, over which shares Mr. Drew exercises voting power and (ii) 13,200 presently exercisable stock options granted to Mr. Drew.

(5)   Includes (i) 57,357 shares of which Mr. McLean holds the voting power of attorney for E.J. McLean, Jr., and (ii) 26,400 shares of which Mr. McLean holds the voting power of attorney for Robert A. Cooper, Jr.

(6)   Includes (i) 38,666 shares allocated to the account of Mr. Cole in the Employee Stock Ownership Plan and Trust, over which shares Mr. Cole exercises voting power and (ii) 3,300 presently exercisable stock options granted to Mr. Cole.

Messrs. Clark, Barber, Williams and Dyer have informed the Company that they intend to tender Shares pursuant to the Offer, as follows: 67,000 to 84,000 Shares by Mr. Clark, 10,000 Shares by Mr. Barber, 6,000 to 7,000 Shares by Mr. Williams and 8,310 by Mr. Dyer. Messrs. Drew and Cole have stated that they do not intend to tender any of their Shares. The remaining Directors have indicated that they may tender up to 29,800 Shares. However, those Directors have been indecisive in their communications with the Company, and the Company is unable to determine their present intentions with respect to the Offer.

Transactions and Arrangements Concerning Shares. Based on the Company’s records and on information provided to the Company by its directors, executive officers, and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company’s knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 60 business days prior to the date hereof.

Except as otherwise described in this Offer to Purchase, neither the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors, or executive officers, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents, or authorizations.

Section 11. Effects of the Offer on the Market for Shares; Registration Under the Exchange Act

The Company’s purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and will, assuming at least one shareholder tenders all of his or her Shares, reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the AMEX, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company’s remaining Shares to be delisted from AMEX. Moreover, the Company will not consummate the Offer and purchase Shares if the Company has knowledge that delisting will result from the Offer.

The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of the Company’s shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. In any event, the Company will not seek any such deregistration as a result of the Offer.

The Shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Section 12. Certain Legal Matters; Regulatory Approvals

Legal Matters. The Company is not aware of any license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by the Company’s acquisition of Shares as contemplated herein, or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it might become required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or can be taken or would be obtained or taken without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business. The Company’s obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 6, “Certain Conditions of the Offer”.

Bank Regulatory Matters. As a registered bank holding company, the Company is subject to the supervision and regulation of the Federal Reserve Board. Because the Company is (and upon completion of the Offer expects to remain) a “well-capitalized” bank holding company, as that term is defined by the Federal Reserve Board, and not subject to any unresolved supervisory issues, the Company is not required to file a notification with the Federal Reserve Board, or obtain its approval, in order to complete the proposed Offer.

The Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act each govern acquisition of control of bank holding companies. As a general matter, a person may not acquire control of a bank holding company such as the Company without the prior approval of the Federal Reserve Board. If, as a result of the Offer, any shareholder becomes the beneficial owner of more than 10% of the Shares, such shareholder may be required to reduce its ownership interest in the Company or obtain regulatory approval to continue to own more than 10%. Each shareholder whose ownership interest may be so increased is urged to consult the shareholder’s own legal counsel with respect to the consequences to the shareholder of the Offer.

Section 13. Certain United States Federal Income Tax Consequences

The following summary describes the principal federal income tax consequences to United States Holders (as defined below) of the sale of Shares tendered pursuant to the Offer. Those shareholders who do not tender Shares in the Offer should not incur any federal income tax liability as a result of the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing and proposed United States Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements, and judicial decisions, changes to which could affect the tax consequences described herein (possibly on a retroactive basis).

This summary addresses only Shares held as capital assets within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that might be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers or traders in securities or commodities, insurance companies, “S” corporations, expatriates, tax-exempt organizations, Non-United States Holders (as defined below), persons who are subject to alternative minimum tax, or persons who hold Shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or that have a functional currency other than the United States dollar). This summary might not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of stock options or which were or are subject to forfeiture restrictions). This summary also does not address the state, local or foreign tax consequences of participating in the Offer. Each holder of Shares should consult such holder’s tax advisor as to the particular consequences to such holder of participation in the Offer.

A “United States Holder” is a holder of Shares that for United States federal income tax purposes is (a) a citizen or resident of the United States, (b) a corporation or partnership created or organized in or under the laws of the United States or any State or division thereof (including the District of Columbia), (c) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust (i) the administration over which a United States court can exercise primary supervision and (ii) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes. A “Non-United States Holder” is a holder of Shares other than a United States Holder.

An exchange of Shares for cash pursuant to the Offer will be a taxable event. A United States Holder participating in the exchange will be treated either as having sold Shares or as having received a dividend distribution from the Company. However, unlike other shareholders, there are no tax consequences to an ESOP participant’s tendering his or her Shares in the ESOP.

A United States Holder’s exchange of Shares for cash pursuant to the Offer will be treated as a dividend to the extent of the Company’s current or accumulated earnings and profits as determined under Federal income tax principles, unless the exchange (a) results in a “complete termination” of such holder’s stock interest in the Company under section 302(b)(3) of the Code, (b) is a “substantially disproportionate” redemption with respect to such holder under section 302(b)(2) of the Code, or (c) is “not essentially equivalent to a dividend” with respect to such holder under section 302(b)(1) of the Code. In determining whether any of these tests have been met, a United States Holder must take into account not only Shares it actually owns, but also Shares it constructively owns within the meaning of section 318 of the Code. The applicable standards for these tests may be summarized as follows:

(a)     “Complete Termination” Test — An exchange of Shares by a United States Holder for cash will be a “complete termination” if either (i) the holder owns no Shares in the Company either actually or constructively immediately after the Shares are surrendered pursuant to the Offer, or (ii) the holder actually owns no Shares in the Company immediately after the surrender of Shares pursuant to the Offer and, with respect to Shares constructively owned by the holder immediately after the Offer, the holder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code.

(b)    “Substantially Disproportionate” Test — An exchange of Shares for cash will be “substantially disproportionate” with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

(c)    “Not Essentially Equivalent” Test — A United States Holder will satisfy the “not essentially equivalent to a dividend” test if the reduction in such holder’s proportionate interest in the Company constitutes a “meaningful reduction” given such holder’s particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a United States Holder (i) whose relative stock interest in a publicly held corporation is minimal and (ii) who exercises no control over corporate affairs, should constitute such a “meaningful reduction.”

If an exchange of Shares for cash by a United States Holder pursuant to the Offer is not treated as a distribution taxable as a dividend as a result of meeting one of the above tests, such holder will recognize capital gain or loss equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the Shares tendered to and accepted by the Company. Such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Limitations apply to the deductibility of capital losses by corporate United States Holders.

If a sale of Shares by a corporate United States Holder as a result of a tender pursuant to the Offer is treated as a dividend, the corporate United States Holder might be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. However, corporate United States Holders should consider the effect of Section 246(c) of the Code, which disallows the 70% dividends received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock might be reduced by periods during which the taxpayer’s risk of loss with respect the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Code, if a corporate United States Holder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction might be reduced. In addition, amounts received by a corporate United States Holder pursuant to the Offer that are treated as a dividend might constitute an “extraordinary dividend” under Section 1059 of the Code. The “extraordinary dividend” rules of the Code are highly complicated. Accordingly, any corporate United States Holder that might have a dividend as a result of the tender and sale of Shares pursuant to the Offer should review the “extraordinary dividend” rules to determine the applicability and impact of such rules to it.

Non-United States Holders. See Section 3 with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders and the backup withholding tax requirements.

The tax discussion set forth above is included for general information only. Each shareholder is urged to consult such holder’s own tax advisor to determine the particular tax consequences to such holder of the Offer, including the applicability and effect of state, local, and foreign tax laws.

Section 14. Extension of the Offer; Termination; Amendment

Extension of the Offer. The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6, “Certain Conditions of the Offer”, shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6, “Certain Conditions of the Offer”, hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company’s reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Amendment of the Offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6, “Certain Conditions of the Offer”, shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for Shares, or increases or decreases the number of Shares being sought in the Offer, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice of an increase or decrease is first published, sent, or given in the manner specified in this Section 14, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday, or Federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, Eastern Time.

Section 15. Fees and Expenses

The Company has retained Keefe, Bruyette & Woods, Inc. to act as Dealer Manager and Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. For its services in this role Keefe, Bruyette & Woods, Inc. will receive reasonable and customary compensation, will be reimbursed by the Company for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

The Company has retained American Stock Transfer & Trust Company to act as Depositary and Paying Agent in connection with the Offer. For its services in these roles American Stock Transfer & Trust Company will receive reasonable and customary compensation, will be reimbursed by the Company for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

No fees or commissions will be payable by the Company to brokers, dealers, or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. However, the Company, upon request, will reimburse brokers, dealers, and commercial banks or trust companies for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal, and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No such broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company, the Information Agent, or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided above in Section 5, “Purchase of Shares and Payment of Purchase Price”, or in Instruction 7 in the Letter of Transmittal.

Section 16. Miscellaneous

The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction.

Pursuant to Rule 13e-4 of the Exchange Act, the Company has filed with the Commission a Schedule 13E-4 that contains additional information with respect to the Offer. Such Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “Background and General — Additional Information” with respect to information concerning the Company.

SOUTHWEST GEORGIA FINANCIAL CORPORATION
September 15, 2006

Southwest Georgia Financial Corporation

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company, or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

By Mail or Overnight Courier: American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	By Hand: American Stock Transfer & Trust Company Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

The Dealer Manager and Information Agent for the Offer is:

211 Bradenton Avenue Dublin, Ohio 43017
1-877-298-6520

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address set forth above. Shareholders may also contact their broker, dealer, commercial bank, trust company, or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Information Agent.